Exhibit 10.13

waives Executive's right to retain any parachute payments submitted to a vote in the event that the shareholders do not approve such payments. If such shareholder approvaJ is not obtained, the payments ( or, acceleration, as applicable) shall be reduced in a manner consistent with the requirements of Section 409A. If such shareholder approval is not available, the payments (including equity awards) shall be reduced in a manner consistent with the requirements of Section 409A if, and solely to the extent that, such reduction will cause Executive to retain, on an after-tax basis taking into account any excise tax imposed by Section 4999 of the Code, a greater amount of such payments than would be the case if there were no such reduction. Any determination of reduction of payments pursuant to this Section 10 shaJI be made by an accounting firm selected by the Company. Such determination shall be binding upon the Company and Executive, and the fees of such firm shall be paid by the Company. 11. No Conflict. Executive represents and warrants that Executive is free to enter into this Agreement and the agreements referenced herein, and that Executive has no contractuaJ commitments, restrictions, or obligations that will in any way preclude or interfere with Executive's continued employment by the Company, Executive's conduct of Company business, or performance of Executive's duties. Executive further represents and warrants that Executive will not bring or disclose, and that Executive has not brought or disclosed to the Company any confidential or proprietary information of any former employer. 12. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminaJ, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of The We Company or any of its subsidiaries (including the Company), Executive shaJI be indemnified by the Company, to the fullest extent permitted by applicable law and The We Company's articles of incorporation and bylaws. 13. Cooperation. Executive agrees that, upon the Company's reasonable notice to Executive, Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company ( or, if applicable, any affiliate of the Company) or of which Executive has knowledge by virtue of Executive's employment with the Company (or, if applicable, any affiliate of the Company). Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation. 14. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been given (a) on the day sent, if delivered by hand or email (with confirmation), or (b) on the business day after the day sent if delivered by a recognized overnight courier, to the following addresses (or such other addresses as a Party may designate by notice to the other Party): D61/ 110419589.4 To Executive: At the address on file in the Company's personnel records To the Company: 8